Exhibit 99.2

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release	FactSet Contact:
Peter Walsh
203.810.1000

FOR IMMEDIATE RELEASE

FactSet Research Systems Inc. Board Member John Mickle Passes Away

Norwalk, Connecticut August 3, 2005 – John “Jack” C. Mickle, a member of the FactSet Research Systems Inc. (NYSE: FDS) board of directors, died on August 1st in his home in New York City. Mickle, 77, a board member since November 1997, also served as Chairman of FactSet’s Audit Committee and as a member of the Nominating and Corporate Governance Committee.

“Jack was a great, long-term friend of the firm,” said Philip Hadley, CEO of FactSet. “Our deepest sympathies go out to his family.”

Mr. Mickle’s career as an investment advisor spanned forty years. In 1978, he co-founded Sullivan, Morrissey & Mickle Capital Management Corporation and served as its President. Prior to his tenure with Sullivan, Morrissey & Mickle, he held positions with Shearson Hayden Stone, Inc., UBS-DB Corporation, and Faulkner, Dawkins & Sullivan, Inc. He was also a director of Mickelberry Communications Inc.

About FactSet

FactSet Research Systems Inc. (http://www.factset.com) is a leading provider of global financial and economic information, including fundamental data on tens of thousands of companies worldwide. Combining more than 200 databases into its own dedicated online service, the Company also provides the tools to download, combine and manipulate the data for investment analysis.

The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations, along with its affiliates, from more than twenty-two locations worldwide, including Boston, New York, Chicago, San Mateo, London, Frankfurt, Paris, Tokyo, Hong Kong and Sydney.